Exhibit (p)(9)

Gavekal Capital Limited
Code of Ethics

Prepared By

Document Owner(s)	Project/Organization Role
Marco Lai	Chief Compliance Officer (“CCO”)

Document Version Control

Version	Date	Author	Change Description
1	04/13	Marco Lai
2	11/16	Laura Fields

Note:

GCL, at its option, may change, delete, suspend, or discontinue parts or the policy in its entirety, at any time without prior notice.

GCL Code of Ethics

TABLE OF CONTENTS

1	INTRODUCTION		3
	1.1	Changes in Policy	3
2	CODE OF ETHICS		4
	2.1	Persons and Accounts Covered by the Code	4
	2.2	Compliance with Applicable Federal Securities Laws	6
	2.3	Securities Holdings Reports by Access Persons	7
	A.	Initial and Annual Holdings Reports	7
	B.Quarterly Transaction Reports		7
	C.Exceptions to the Reporting Requirements		8
	2.4	Personal Investments; Investment in IPOs and Private Placements	9
	2.5	Prohibited Transactions in Mutual Funds	14
	2.6	Service on Boards of Directors and Other Outside Activities	15
	2.7	Gifts and Entertainment	16
	2.8	Reporting Violations	17
	2.9	Exceptions to the Code	18
	2.10	Administration of the Code	19
	A.	General	19
	B.Annual Review		19
	C.Training and Education		19
	2.11	Sanctions	20
	2.12	Acknowledgement of Receipt and Compliance	21
3	APPENDIX		22

©Gavekal Capital Limited, November 2016	Page 2
Version 2

GCL Code of Ethics

1	INTRODUCTION

As an investment adviser, Gavekal Capital Limited (“the Firm”) stands in a position of trust and confidence with respect to our clients. Accordingly, we have a fiduciary duty to place the interests of the Funds before the interests of the Firm and our employees. In order to assist the Firm and our employees in meeting our obligations as a fiduciary, the Firm has adopted this Code of Ethics (the “Code”). The Code incorporates the following general principles, which all employees are expected to uphold:

•	We must, at all times, place the interests of our Funds first.

•	All personal securities transactions must be conducted in such a manner as to be consistent with the Code, and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility.

•	Employees must not take inappropriate advantage of their positions at the Firm.

•	Information concerning the identity of security holdings and financial circumstances of clients must be kept confidential.

•	Independence in the investment decision-making process is paramount, and must be maintained at all times.

The Firm believes that these general principles not only help us to fulfill our fiduciary obligations, but also protect the firm’s reputation and instill in our employees the Firm’s commitment to honesty, integrity, and professionalism. All employees must understand that the general principles govern all conduct, whether or not the conduct also is covered by more specific standards and procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

This document is in addition to the GCL Employee Manual and the GCL Compliance Manual, which summarizes additional policies and guidelines in effect to which all employees must adhere.

1.1	Changes in Policy

This Code of Ethics is the first for the Firm and supersedes all previous employee Code of Ethics and related memos that may have been issued across the group previously.

While every effort is made to keep the contents of this document current, GCL reserves the right to modify, suspend, or terminate any of the policies, procedures, and/or benefits described in the manual with or without prior notice to employees.

©Gavekal Capital Limited, November 2016	Page 3
Version 2

GCL Code of Ethics

2	CODE OF ETHICS

2.1	Persons and Accounts Covered by the Code

The code applies to all of the Firm’s employees, which for the purposes of the Code include all of the Firm’s supervised persons. The Firm’s supervised persons consist of our directors, officers, and partners (or other persons occupying a similar status or performing similar functions); our employees; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control. These other persons include but are not limited to temporary workers, consultants, and particular persons designated by the CCO.

Access Persons

Given that the nature of the Firm tends to expose all employees to client information, all employees of the Firm are considered as access persons, unless specifically designated otherwise by the CCO.

Accounts

The requirements and restrictions contained in the Code apply to all “covered securities” in any “personal account.”

A.	Personal Accounts

The term “personal account” means any securities account in which an employee has any direct or indirect “beneficial ownership” and includes any personal account of an Employee’s immediate family member (including any relative by blood or marriage living in the employee’s household or financially dependent on the Employee).

An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit from the relevant personal account. For examples of indirect beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”).

B.	Covered Securities

The term “covered securities” includes all securities defined as such under the Investment Advisers Act of 1940 (the “Advisers Act”), and includes:

•	Debt and equity securities

•	Options on securities, on indices, and on currencies

•	All forms of limited partnerships and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs

•	Foreign unit trusts and foreign mutual funds

The term “covered securities” does not include:

•	Direct obligations of the U.S. government (e.g., treasury securities)

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements

©Gavekal Capital Limited, November 2016	Page 4
Version 2

GCL Code of Ethics

•	Shares issued by money market funds

•	Shares of open-end mutual funds that are not advised or sub-advised by the firm (or certain affiliates, where applicable)
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm (or certain affiliates, where applicable)

Any questions regarding the application of these terms will be addressed by the CCO.

©Gavekal Capital Limited, November 2016	Page 5
Version 2

GCL Code of Ethics

2.2	Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

In general, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•	To defraud such client in any manner;

•	To mislead such client, including by making a statement that omits material facts;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
•	To engage in any manipulative practice with respect to such client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

©Gavekal Capital Limited, November 2016	Page 6
Version 2

GCL Code of Ethics

2.3	Securities Holdings Reports by Access Persons

A.	Initial and Annual Holdings Reports

1.	Contents of Holding Reports

Every access person must submit both initial and annual holdings reports to the CCO that discloses all covered securities held in any personal account. Each such report must contain, at a minimum:

•	The title and type of covered security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each covered security in any personal account;

•	The name of any broker, dealer, or bank with which the access person maintains any personal account; and

•	The date on which the access person submits the report.

2.	Timing of Holding Reports

Every access person must submit a holdings report, substantially in the form attached hereto as Exhibit A, within the following time frames:

•	No later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person.

B.	Quarterly Transaction Reports

1.	Contents of Transaction Reports

Every access person must submit a quarterly transaction report to the CCO for each covered securities transaction in any personal account. The report must contain, at a minimum, the following information for each transaction:

•	The date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each covered security involved;

•	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
•	The price of the covered security at which the transaction was effected;

•	The name of the broker, dealer, or bank with or through which the transaction was effected; and
•	The date on which the access person submits the report.

©Gavekal Capital Limited, November 2016	Page 7
Version 2

GCL Code of Ethics

2.	Timing of Quarterly Transaction Reports

Each access person must submit a quarterly transaction report, substantially in the form attached hereto as Exhibit B, no later than 30 days after the end of each calendar quarter, which must cover, at a minimum, all transactions that occurred during the preceding quarter.

C.	Exceptions to the Reporting Requirements

No access person is required to submit:

•	Any report with respect to covered securities held in a personal account over which the access person had no direct or indirect influence or control.
•	A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases/withdrawals are made automatically in/from investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

•	A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records, so long as the Firm receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

©Gavekal Capital Limited, November 2016	Page 8
Version 2

GCL Code of Ethics

2.4	Personal Investments; Investment in IPOs and Private Placements

GENERAL PRINCIPLE

It is the duty of all officers, partners, directors, representatives, employees and their associates (as described in more detail below) of all Gavekal entities wherever located to place, at all times, to act in the interests of clients (i.e. the funds the firms manage or accounts upon which they advise) first. All personal account transactions will be conducted in such a manner as to be consistent with this overarching principle so as to avoid any actual or potential conflict of interest or any abuse of the position of trust and responsibility enjoyed by these persons.

Independence in the investment decision-making process is paramount and all personnel are prohibited from taking inappropriate advantage of their position. The general principle discussed in this section governs all conduct, whether or not the conduct is also covered by the more specific standards and procedures set out below or, where relevant, in the sections that apply to particular jurisdictions. Failure to comply with any aspect of these requirements may result in disciplinary action which could include termination of employment (if an employee) or of contract (if a contractor or temporary employee).

To protect the reputation of corporate integrity that is associated with the “Gavekal” brand name, personal account dealing is generally discouraged.

Securities law and regulatory requirements – in addition to the foregoing general principle, each office location is subject to local personal account transaction requirements which have their foundation in a variety of laws, rules and regulations. All personnel are expected to maintain a current knowledge of, and comply with, the relevant additional requirements which are summarised later in this document in the sections which apply to specific jurisdictions.

Personal account transaction – a transaction undertaken for or behalf of an account in which any of the individuals set out in the following section has a direct or indirect beneficial interest. Note that a subscription to, or redemption from, any mutual fund or other open-ended collective undertaking other than ETFs are not considered to be transactions for the purposes of this policy.

Personnel

Each jurisdiction employs different terminology to describe those persons who are within the scope of its personal account dealing rules as is outlined later in this document. To the extent permissible by law in the relevant region, those who should be considered to be within the scope of this policy are:

i)       all partners, directors, officers, employees, temporary workers, consultants and independent contractors of any Gavekal firm (or other persons occupying a similar status or performing similar functions), their family members and any other person and any entity, whether or not an individual, whose business or domestic relationship with any of the foregoing might reasonably be expected to give rise to a community of interest between them. The latter relationships would include, as examples, any form of contract, arrangement or understanding.

ii)       any person who by any other means is a) in possession of non-public information regarding the purchases or sales of any client of the firm; b) has non-public information regarding the holdings of any fund managed or account advised by any Gavekal firm, or c) is in possession of non-public information regarding any security as a result of his association with a Gavekal firm.

Effective September 2009	Page 9
Version 8

GCL Code of Ethics

Other than legitimate actions taken as a result of their relationship with any Gavekal firm, if any of the persons specified in i) and ii) above is precluded by this policy from entering into a personal transaction he may not a) advise or cause any other person to enter into such a transaction, or b) communicate any information or opinion to such other person if that person knows, or would have reason to believe, that the other person will, as a result, enter into such a transaction or cause or advise someone else to do so.

Asset classes

All asset classes (“assets”) in which Gavekal firms trade (or may trade) on behalf of any of their clients should be considered as being within the scope of this policy (this includes any form of derivative instrument the economic performance of which is related to such assets). Whilst the terminology employed in some respects varies by jurisdiction, an indicative list of the principal assets to which this policy applies is provided below (subject to the exemptions indicated below) and applies whether the asset is domestic or foreign in any particular jurisdiction:

Shares (or common stock); units of any collective investment scheme (regulated or unregulated and including exchange traded funds): all forms of limited partnership and limited liability company interests; debentures; government or public securities; warrants; options (including commodity and foreign exchange options and options on futures); futures (including commodity and foreign exchange futures); contracts for differences over any asset (including spread bets); rights or interests in any asset class; any other form of derivative or synthetic instrument the economic performance of which relates to any of the foregoing assets however named.

Foreign exchange is subject to this policy to the extent that employees may not engage in transactions in any overseas currency for speculative or investment reasons whilst a Gavekal firm is active (or is intending to be active) in that currency.

Exemptions

An indication of the financial instruments that are exempt from this policy is set out below. However, reference to the sections dealing with individual jurisdictions should be made to establish the precise exemptions that apply in each such jurisdiction:

i)       units or shares of a) open-end mutual funds and b) collective undertakings that comply with the conditions necessary to enjoy the rights conferred by the UCITS Directive (excluding exchange-traded funds). In both cases this exemption is available only where no Gavekal firm, or any other person for whose account the transaction is effected, are involved in advising or managing that undertaking;

ii)       securities which are direct obligations of the government of any OECD country (for the avoidance of doubt the OECD countries as at 1 May 2011 were Australia, Austria, Belgium, Canada, Chile, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Israel, Italy, Japan, Korea, Luxembourg, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Turkey, United Kingdom and United States);

iii)       bankers' acceptances, bank certificates of deposit, commercial paper and repurchase agreements;

iv)       shares issued by US unit investment trusts that invest exclusively in one or more open-end funds, none of which are funds advised or managed by any Gavekal firm.

©Gavekal Capital Limited, November 2016	Page 10
Version 2

GCL Code of Ethics

GENERAL REQUIREMENTS

No person to whom this policy applies may undertake a personal account transaction in any asset (unless an exemption applies)

•	without the prior written consent of a member of the Compliance function.

Compliance reserves the right not to approve any request for permission to undertake a personal account transaction, to withdraw or amend any permission already granted should that appear necessary or appropriate in the circumstances; Compliance is under no obligation to provide a reason for or to otherwise justify such actions. No Gavekal firm will be responsible for any loss sustained or any profit foregone in such circumstances.

Each authorisation should include any special terms that are to apply to the order (e.g. a limit price) and orders must be placed immediately permission has been granted, must replicate any special terms and may not be delayed or postponed. Any special terms that apply to an order may not be amended without the consent of Compliance.

Normally orders will be executed immediately. However, in the event that because of special terms an order is not fully executed on the date of approval the permission should be considered to have expired at the end of the day (unless otherwise agreed by Compliance) and a further request must be made to Compliance should it be the intention to carry on with the transaction subsequently.

•	while any Gavekal firm is dealing or intends to deal for one or more clients in that asset or in an instrument which has the same economic effect as an investment in that asset (this particular restriction also extends to foreign exchange transactions).

It is recognised that continual client order flow in a security may not permit Compliance to grant approval to undertake a personal account transaction in that security. In these circumstances, permission may be granted to undertake a transaction at a future point in time (to be set at the discretion of Compliance) - it should be noted that any such approval and the terms upon which it is granted will be irrevocable and may not subsequently be varied.

•	with the intention of engaging in speculative or short-term trading activity. It is expected that personal account transactions will be undertaken with a long-term investment horizon. In general it is expected that positions will be held for the long-term; the minimum acceptable holding period for any asset is 60 calendar days other than in exceptional personal circumstances and with the consent of Compliance. In cases where a position has been created through a series of transactions the start of the holding period commences on the date of the final transaction in that series. The prohibition on short-term trading activity extends to any form of short selling (whether physical, synthetic or in instruments which have that economic effect) and dealing in options and futures.

•	where the purchaser/vendor is any client of the firm.

•	while either that person or any Gavekal firm is in receipt of non-public information related to that asset.

•	from which any Gavekal firm is restricted from dealing for any reason.

•	unless that person has the resources available to settle or complete the transaction concerned. In the case of derivatives (including spread bets) the person must have sufficient readily available liquid resources to fund the full value of the underlying position and be able, upon request, to furnish evidence of this.

©Gavekal Capital Limited, November 2016	Page 11
Version 2

GCL Code of Ethics

•	on terms from the brokerage through which the transaction is effected which are not generally available to all clients (in particular, no credit or special dealing facilities are permitted).

•	may apply for stock in any IPO, new issue or other form of limited offering if there is a possibility that the firm is considering participating on behalf of any client except where different amounts of stock are reserved for retail applicants and non-retail applicants without prior approval.

•	may make multiple applications for securities offered under any privatisation or other public issues.

•	with the intention of hedging the exposure (other than currency exposure) to assets held on his behalf as part of any compensation deferral mechanism operated by the Gavekal firm by which he is employed.

For the avoidance of doubt, these restrictions extend to buying or selling an asset which is under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) of the holders of the investment concerned. The restrictions also extend to making any formal or informal offer to buy or sell, taking up rights on a rights issue and exercising conversion or subscription rights and exercising an option.

Non-volitional trades such as the receipt of securities pursuant to a stock dividend and automated transactions such as purchases of stock pursuant to an automatic dividend reinvestment plan are exempt from this policy.

Similarly, personal account transactions effected under a discretionary portfolio management service where there is no prior communication in connection with the transaction between the service’s portfolio manager and the person for whose account the transaction is executed are excluded.

A copy of the contract note (or similar confirmation) for all personal account transactions which are subject to this policy should be supplied (ideally electronically) promptly to Compliance.

A copy of statements of personal holdings of those assets that are subject to the requirements of this policy should be supplied by all new joiners within ten days of joining the firm and thereafter annually. A quarterly transaction statement should be provided as at the end of each calendar quarter to Compliance within thirty days of that date.

Personal account deal approval request application

Personal account deal requests should normally be submitted to Compliance electronically by email to the following person to seek for approval prior of dealing.

marco@gavekal.com with subject specifying: Personal Dealing Request;

Various confirmations are required as part of the request. Any special terms to be applied to the order should also be indicated on this form (e.g., limit order, etc.).

Compliance will review all requests and will confirm whether or not approval to undertake the transaction has been granted. No deals should be carried out until approval has been granted.

©Gavekal Capital Limited, November 2016	Page 12
Version 2

GCL Code of Ethics

EXCEPTIONS

Exceptions from this policy may only be authorised by the Chief Executive Officer of the relevant Gavekal firm, the Global Head of Legal and Compliance and/or as set out in the regional supplement.

©Gavekal Capital Limited, November 2016	Page 13
Version 2

GCL Code of Ethics

2.5	Prohibited Transactions in Mutual Funds

All Employees are prohibited from trading in the shares of mutual funds for their personal accounts (and for the Funds managed by the Firm) in a manner inconsistent with the mutual fund’s prospectus.

©Gavekal Capital Limited, November 2016	Page 14
Version 2

GCL Code of Ethics

2.6	Service on Boards of Directors and Other Outside Activities

An Employee’s service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an Employee’s responsibilities to the Firm. Accordingly, Employees are prohibited from serving on the boards of directors of any outside company, unless the service: (1) does not conflict with the best interests of the Firm or the Funds, and (2) has been approved in writing by the CEO and the CCO. In addition, any person serving on the board of a company that is about to go public may be required to resign either immediately or at the end of the current term

The Firm also discourages Employees from (1) engaging in outside business ventures (such as consulting engagements); and (2) serving on a creditors committee except as part of the Employee’s duties at the Firm. Accordingly, an Employee must obtain pre-approval from the CEO and the CCO prior to engaging in any of these activities.

©Gavekal Capital Limited, November 2016	Page 15
Version 2

GCL Code of Ethics

2.7	Gifts and Entertainment

In order to address conflicts of interest that may arise when an Employee accepts or gives gifts, favors, entertainment, special accommodations, or other things of material value, the Firm places restrictions on gifts and entertainment (see the Firm’s Global Gift Policy, issued May 2011). As a general matter, Employees may accept only business-related meals, entertainment, gifts, or favors when authorized by the CEO or CCO and when the value involved is not significant and clearly will not create an obligation to the donor. In addition, no Employee may receive or give any gift or provide or receive entertainment exceeding a de minimis value, which for the purposes of the Code is set at HK$780 (equivalent to US$100).

All gifts and entertainment as described above are to be reported to the CCO for prior approval and will be logged for record-keeping purposes.

The following specific restrictions are placed on gifts and entertainment:

•	Gifts – Except in connection with and specifically pursuant to programs officially authorized by the CEO, employees may not accept, directly or indirectly, any money, objects of value, or premiums from any person or company that has or is doing or seeking business with the Company. No Employee may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Firm without pre-approval by the CCO.

•	Cash – No Employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the Firm.

•	Entertainment – No Employee may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event likely to exceed de minimis value must be approved in advance by the CCO.

•	Government Officials – No gift or entertainment of any value involving government officials or their families may be given or sponsored by the Firm or any Employee without the prior written approval of the CCO.
•	Reporting – Each Employee must report gifts and/or entertainment in excess of de minimis value received in connection with the Employee’s employment to the CCO. The CCO may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee. The Firm also will keep logs of gifts and entertainment so reported.
•	Solicited Gifts – No Employee may use his or her position with the Firm to obtain anything of value from a client, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.
•	Referrals – Employees may not make referrals to clients (e.g., of accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

©Gavekal Capital Limited, November 2016	Page 16
Version 2

GCL Code of Ethics

2.8	Reporting Violations

Employees are encouraged to seek advice from the CCO or Counsel with respect to any action or transaction which may violate the code and to refrain from any action or transaction with might lead to the appearance of a violation.

Every Employee must immediately report any violation of the Code to the CCO or, in the CCO’s absence, to Counsel. Violations may include but are not limited to: Noncompliance with applicable laws, rules, and regulations; fraud or illegal acts involving any aspect of the Firm’s business; material misstatements in regulatory filings, internal books and records, clients records or reports; activity that is harmful to clients, including Fund shareholders; and deviations from required controls and procedures that safeguard clients and the Firm.

Reports may be submitted anonymously, will be treated confidentially, and investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith; any retaliation constitutes further violation of the Code. The CCO will keep records of any violation of the Code, and of any action taken as a result of the violation.

©Gavekal Capital Limited, November 2016	Page 17
Version 2

GCL Code of Ethics

2.9	Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

•	The Employee seeking the exception provides the CCO with a written statement (1) detailing the efforts to comply with the requirement from which the Employee seeks and exemption and (2) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee.

•	The CCO believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code, or compromise the Employee’s or the Firm’s fiduciary duty to any Fund.

•	The Employee provides any supporting documentation that the CCO may request from the Employee.

Under no circumstances will exceptions be made to the fundamental requirements contained in the Code that have been adopted in order to meet applicable exchange, state, or federal rules.

©Gavekal Capital Limited, November 2016	Page 18
Version 2

GCL Code of Ethics

2.10	Administration of the Code

A.	General

The CCO will receive and review all reports submitted pursuant to the Code. The CCO will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.

The CCO also will ensure that all books and records relating to the Code are properly maintained. The books and records to be maintained include the following:

•	A copy of each Code that has been in effect at any time during the past five years.

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

•	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Employee.
•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.

•	A list of the names of persons who are currently, or within the past five years were, access persons.
•	A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

•	A record of any decisions that grant Employees a waiver from or exception to the Code.

•	A record of persons responsible for reviewing access persons’ reports currently or during the last five years.
•	A copy of reports provided to the fund’s board of directors regarding the Code.

B.	Annual Review

The CCO will review at least annually the adequacy of the code and the effectiveness of its implementation.

C.	Training and Education

The CCO or other designated individual will train and educate Employees regarding the Code on a periodic basis. All Employees are required to attend training sessions and read any applicable materials.

©Gavekal Capital Limited, November 2016	Page 19
Version 2

GCL Code of Ethics

2.11	Sanctions

It is the policy of the Company that any conduct that in its view violates the Code may result in any disciplinary action that a designated person or group (e.g., CEO, CCO) deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Violations of some Company policies may result in immediate dismissal. Examples of behavior that may result in immediate dismissal include:

•	violation of security laws or regulations

•	coming to work under the influence of alcohol, drugs, or other comparable substances or possessing the same on Company property

•	unauthorized disclosure of any confidential Company information
•	unlawful discrimination or harassment
•	failure to improve performance after warning

The CEO is provided with the authority to exercise his or her discretion in applying the appropriate discipline to the situation. You have the right to terminate your employment at any time with or without reason, and the Company retains the same right.

©Gavekal Capital Limited, November 2016	Page 20
Version 2

GCL Code of Ethics

2.12	Acknowledgement of Receipt and Compliance

The Firm will provide all Employees with a copy of the Code and any amendments thereto. Any questions regarding the Code or its application should be directed to the CCO.

Each employee must certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code. Additional written acknowledgement is required for any amendments, with the Employee stating that they have received, read, understood, and agreed to comply with amendments to the Code.

To avoid inundating Employees, the Firm may reserve technical amendments to include in the annual process, or to include with any material amendments. However, the Firm must bring all important changes to the attention of Employees as enacted.

Adopted this _______ day of _________________________________, 20___

Name:             ___________________________________________________

Signature:       ___________________________________________________

©Gavekal Capital Limited, November 2016	Page 21
Version 2

GCL Code of Ethics

3	Appendix

Exhibit A – Holdings Report

Exhibit B – Quarterly Transaction Report

©Gavekal Capital Limited, November 2016	Page 22
Version 2

GCL Holdings Report

Name of Access Person: ___________________________________

Date of Submission:        ___________________________________

Type of Report (check one):

___ Initial Holdings Report (submitted within 10 days after becoming an access person)

___ Annual Holdings Report (submitted annually)

I.	Investment Accounts

Account Title	Broker/Institution Name, Address	Account Number	Statement
Attached?

II.	Covered Securities

This section must be filled out for any holdings not detailed on an attached statement. Use second sheet as needed.

	Title of Security	Type of Security	Ticker or CUSIP	# of Shares	Principal Amt
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership.

By:	Date:

Name:
Date:

GCL Holdings Report (continued)

Covered Securities (continued)

Title of Security	Type of Security	Ticker or CUSIP	# of Shares	Principal Amt

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership.

By:	Date:

Name:
Date:

GCL Quarterly Transaction Report

Name of Access Person: ___________________________________

Date of Submission:        ___________________________________

I.	Transactions

This section must be filled out for any transactions not detailed on an attached statement. Use second sheet as needed.

Trade Date / Trans. Type	Trans. Price /# of Shares	Name of Security	Ticker / CUSIP	Int. Rate & Maturity Date	Principal Amount	Broker / Institution

GCL Quarterly Transaction Report (continued)

Attached Statements

This section must be filled out if statements are attached in addition to/substitution for entries in Section I above.

Account Title	Broker/Institution Name, Address	Account Number	Statement Date

I hereby certify that the information contained in this report and/or any related attachments is accurate and that I have accounted for all transactions in personal accounts and covered securities with respect to which I have beneficial ownership.

By:	Date:

Name:
Date:

This page left intentionally blank